Exhibit 4.15

SUPPLEMENTAL AGREEMENT

No2011/83-2/4

TO AGREEMENT ON GRANTING

OF CREDIT FACILITY

No 2011/83-1 DATED JULY, 13TH, 2011

This Supplemental Agreement is executed on 11 day of July 2013 in the City of Moscow

BETWEEN:

Mobile TeleSystems Open Joint Stock Company, a legal entity, established and registered in accordance with the laws of the Russian Federation, having its registered office at 4, Marksistskaya Str, 109147, Moscow, the Russian Federation, (hereinafter referred to as the “Borrower”),

AND

“ING BANK (EURASIA) ZAO” (Closed Joint Stock Company), a bank established and registered in accordance with the laws of the Russian Federation having its registered office at 36, Krasnoproletarskaya st., 127473, Moscow, the Russian Federation (hereinafter referred to as the “Bank”),

(jointly referred to as the “Parties” and each as the “Party”)

WHEREAS:

(1)         On July, 13th, 2011 the Parties entered into Agreement on granting of credit facility No 2011/83-1 (with all amendments and supplements – the “Agreement”), pursuant to the terms and conditions thereof the Bank agreed to make available to the Borrower the revolving credit facility in the amount of 2,500,000,000.00 (Two billion five hundred million) Rubles;

(2)         The Borrower has requested, and the Bank has agreed to amend and supplement the Agreement;

THE PARTIES HAVE AGREED ON THE FOLLOWING:

1.          DEFINITIONS

1.1. Save as the context of this Supplemental Agreement may expressly provide for otherwise, the terms defined in the Agreement shall have the same meaning in this Supplemental Agreement.

2.          AMENDMENTS

The Parties have agreed to make the following amendments to the Agreement:

1.1 The definition of <<Final Maturity Date>> contained in the sub-clause 1.1 of Clause 1 of the Agreement shall be replaced with the following wording:

““Final Maturity Date” shall mean July 14, 2014;”.

1.2 The sub-clause 1.1. of Clause 1 of the Agreement shall be supplemented with the following definition of “INGClient System” in the alphabetic order:

““INGOnline System” means the Bank’s electronic information exchange system for generating and transmitting instructions, information and other documents in electronic form, which is accessible to the Bank’s clients through the Internet;”.

1.3 Through the whole text of the Agreement all Clauses pertaining to and/or references to INGClient System shall be substituted with references to INGClient System and/ or INGOnline System.

1.4 The sub-point 3.5.1 of the sub-clause 3.5. of Clause 3 of the Agreement shall be replaced with the following wording:

“3.5.1 shall be signed by the chief executive officer of the Borrower or by a person, authorised on the Borrower’s behalf by respective power of attorney;”.

1.5 The sub-point 10.1.5. of the sub-clause 10.1 of Clause 10 of the Agreement shall be replaced with the following wording:

“10.1.5 receipt by the Bank of duly certified copies of latest financial statements of the

Borrower prepared in accordance with RAS certification of tax authorities of its acceptance or attachment of a copy of the report on receipt via electronic communication channels (for annual financial statements) or (if not applicable) signed by authorized persons of the Borrower and the Borrower’s seal;”;

1.6 The sub-point (ii) of sub-clause 17.1.1 of Clause 17 of the Agreement shall be replaced with the following wording:

“(ii) not later than 15 (Fifteen) Business days after the end of the calendar month following the reporting period (quarter, half year, 9 (Nine) months) - the Borrower’s quarterly balance sheets and financial results accounts prepared in accordance with RAS, signed by authorized persons of the Borrower and Borrower’s seal, and not later than 15 (Fifteen) Business days after the end of the period, set by the legislation of the Russian Federation for the presentation of the annual accounting (financial) statements to the tax authorities - the Borrower’s annual financial statements (including balance sheet and financial results accounts) prepared in accordance with RAS, stamped by tax authority on receipt or with attachment of a copy of the report on receipt via electronic communication channels;”.

3. MISCELLANEOUS

3.1. All other provisions of the Agreement shall remain unchanged.

3.2. This Supplemental Agreement shall enter into force on the date of its execution by all the Parties.

3.3. This Supplemental Agreement is executed in the Russian and English languages, whereas the Russian version of this Supplemental Agreement shall prevail in case of any discrepancies.

3.4. This Supplemental Agreement is signed in as many originals as Parties.